Exhibit 10.10

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into this 10th day of December, 2013 (the “Effective Date”), by and between Sportsman’s Warehouse Holdings, Inc., a Delaware corporation (the “Company”), and John V. Schaefer (the “Executive”).

RECITALS

THE PARTIES ENTER THIS AGREEMENT on the basis of the following facts, understandings and intentions:

A. The Company desires to provide for the continued services of the Executive on the terms and conditions set forth in this Agreement.

B. The Executive desires to continue in the employ of the Company on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the above recitals incorporated herein and the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties agree as follows:

1. EMPLOYMENT AND DUTIES

1.1	Employment. The Company does hereby continue to employ the Executive for the Period of Employment (as such term is defined in Section 1.4) on the terms and conditions expressly set forth in this Agreement. The Executive does hereby accept and agree to such hiring, engagement and employment, on the terms and conditions expressly set forth in this Agreement.

1.2	Title and Duties. During the Period of Employment, the Executive will serve as Chief Executive Officer of the Company and have the duties and exercise the authority that the Board of Directors of the Company (the “Board”) assigns to the Executive from time to time.

During the Period of Employment, the Executive shall (i) devote substantially all of the Executive’s business time, energy and skill to the performance of the Executive’s duties for the Company, (ii) perform such duties in a faithful manner to the best of his abilities, and (iii) hold no other employment. During the Period of Employment, the Executive is permitted to serve on the boards of directors of two other for-profit entities and to perform the duties associated with such positions. The Executive may also serve on the boards of directors of non-profit charitable or educational organizations. The Company shall have the right, however, to require the Executive to resign from any board or similar body (including, without limitation, any association, corporate, civic or charitable board or similar body) which he may then serve if the Board reasonably determines that any business related to such service is then in competition with any business of the Company or any of its affiliates.

During the Period of Employment, the Executive’s principal place of employment shall be the Company’s principal executive office as it may be located from time to time. The Executive acknowledges that he will be required to travel from time to time in the course of performing his duties for the Company.

1.3	Board Seat. The Executive will serve as a member of the Board, subject to the Executive’s nomination and election by the Company’s stockholders. The Company agrees to nominate the Executive for re-election to the Board should the Executive’s then-current term as a Board member end during the Period of Employment, provided that the Executive is then able and willing to continue to serve on the Board.

1.4	Period of Employment. The “Period of Employment” shall commence on the Effective Date and shall continue through, and end with, February 2, 2019, subject to extension by mutual written agreement. Notwithstanding the foregoing, the Period of Employment is subject to earlier termination as provided below in this Agreement. If the Executive’s employment by the Company continues beyond the Period of Employment, such employment will be “at will” and terminable by either party at any time, for any reason (or no reason), and without any payment under this Agreement, other than for payment of the Accrued Obligations, as defined below.

2. COMPENSATION AND BENEFITS

2.1	Base Salary. During the Period of Employment, the Company will pay the Executive a base salary (the “Base Salary”), which shall be paid in accordance with the Company’s regular payroll practices in effect from time to time. For the portion of the Period of Employment prior to February 2, 2014, the Executive’s Base Salary shall continue to be at the rate otherwise in effect on the Effective Date. For the portion of the Period of Employment from and after February 2, 2014, the Executive’s Base Salary shall be at an annualized rate of $800,000. The Board (or a committee thereof) will review the Executive’s rate of Base Salary on a periodic basis (annually, commencing with fiscal year 2015) and may, in its sole discretion, subject to the next sentence increase, but shall not decrease, the rate then in effect. If the Board (or a committee thereof) determines that the Company has achieved its annual budget (as approved by the Board) for a fiscal year of the Company (commencing with the Company’s fiscal year ending on or about January 31, 2015), the Executive’s annualized rate of Base Salary shall be increased (effective as of the first day of the immediately following fiscal year of the Company) by an amount determined by the Board (or a committee thereof) but not by less than five percent (5%) of the Executive’s Base Salary level as in effect immediately prior to such increase; provided that the date such increase is to take effect is during the Period of Employment.

2.1.1 Bonus. During the Period of Employment, the Executive will be entitled to participate in a cash bonus program. The Executive’s bonus for the Company’s fiscal year ending on or about January 1, 2014 shall be based on the parameters otherwise in effect on the Effective Date. For any subsequent fiscal year of the Company that occurs during the Period of Employment, the bonus program for such fiscal year will be based on (i) the Company’s achievement of the EBITDA set forth in the Company’s budget approved by the Board for such fiscal year (the “EBITDA Target” for such fiscal year), and (ii) in the discretion of the Board (or committee thereof), other performance factors (such as stock price, other financial measures, and/or the Executive’s individual performance and contributions to the Company) (the “Non-EBITDA Components”), all as determined by the Board (or a committee thereof) in its sole discretion. The Executive’s target bonus for a fiscal year shall be 100% of the Executive’s Base Salary for such fiscal year, with the Executive’s actual bonus for any year to be determined by the Board (or a committee thereof) based on the extent to which the EBITDA Target for such fiscal year is achieved and any Non-EBITDA Components; provided that (i) if the Company achieves at least 90% of the EBITDA Target for a fiscal year, the Executive’s cash bonus for that fiscal year shall not be less than 50% of the Executive’s Base Salary for such year (as such Base Salary is in effect for the fiscal year with respect to which the bonus is based), and (ii) if the Company achieves at least 100% of the Company’s EBITDA Target for a fiscal year, the Executive’s cash bonus for that fiscal year shall not be less than 100% of the Executive’s Base Salary for such year (as such Base Salary is in effect for the fiscal year with respect to which the bonus is based). The Executive’s bonus (if any) for a particular fiscal year shall be paid not later than two and one-half months following the end of that fiscal year. EBITDA (GAAP or non-GAAP), and any applicable adjustments to be made in calculating such amount for the particular fiscal year, shall be as provided in the bonus plan or budget, as the case may be, for the applicable fiscal year. Except as otherwise expressly provided in Section 3, the Executive must be employed by the Company on the date that the Company actually pays bonuses under such program for a particular fiscal year in order to be considered for and to have earned his bonus (if any) for such fiscal year.

2.2	Benefits and Expenses. During the Period of Employment, the Executive will be entitled to participate in benefit plans generally made available by the Company to the most senior executives of the Company, as they are in effect from time to time. The Company will reimburse the Executive for the Executive’s reasonable and necessary business expenses incurred by the Executive in carrying out his duties for the Company during the Period of Employment, in accordance with and subject to the Company’s standard policies regarding expense reimbursement.

(a) Travel. During the Period of Employment, the Company will reimburse the Executive for the Executive’s travel between Salt Lake City, Utah (or other Company locations at which the Executive is then performing Company business) and the Executive’s primary residence.

(b) Housing. During the Period of Employment, the Company will provide the Executive with housing (including payment of all reasonable costs such as rent, utilities, telephone, cable, and internet associated therewith), reasonably acceptable to the Board, in Salt Lake City, Utah or another headquarters location of the Company, if different.

(c) Relocation. If, during the Period of Employment, the Company requires the Executive to relocate the Executive’s principal residence to a location that is more proximate to Salt Lake City, Utah or another headquarters location of the Company, if different, the Executive agrees that the Executive will reasonably cooperate with such request and use reasonable efforts to promptly so relocate. If the Executive actually so relocates during the Period of Employment pursuant to the Company’s requirement: (i) the benefits specified in Section 2.3(a) and (b) above will terminate effective as of the Executive’s relocation, (ii) the Board (or a committee thereof) will determine an adjustment to the Executive’s level of Base Salary effective as of the Executive’s relocation to take into account any cost of living differential between the Executive’s place of residence before the relocation and Salt Lake City, Utah or another headquarters location of the Company, if different, including but not limited to an increase to adjust for the difference between state and local taxes in Texas and the relocating city; and (iii) the Company will pay the Executive’s reasonable and customary moving costs to relocate to Salt Lake City, Utah or another headquarters location of the Company, if different, and the reasonable and customary closing costs for the Executive to sell the residence that he relocates from. The Executive agrees to cooperate with the Company’s reasonable requests in connection with any such relocation (including, for example, in obtaining one or more bids and providing customary documentation to substantiate expenses).

3. TERMINATION

3.1	Death. The Executive’s employment with the Company and the Period of Employment will terminate automatically upon the Executive’s death.

3.2	Incapacity. If the Board determines in good faith that the Executive has suffered an Incapacity (as defined below), the Company can terminate the Executive’s employment with the Company and the Period of Employment on at least 15 days’ written notice (so long as the Executive has not returned to full-time performance of the Executive’s duties within that period). For purposes of this Agreement, “Incapacity” means any mental or physical illness or disability that renders the Executive incapable of performing the Executive’s duties, even with a reasonable accommodation, for more than 12 consecutive weeks in any twelve-month period, unless a longer period is required by law. The date of Incapacity will be the date on which the Board declares the Incapacity on the grounds described above.

3.3	Gross Misconduct. The Company can terminate the Executive’s employment and the Period of Employment at any time for Gross Misconduct. “Gross Misconduct” means the occurrence of any of the following:

(a)	the Executive’s commission of any felony;

(b)	the Executive takes any actions or omissions intentionally causing the Company to violate any law, rule or regulation (other than technical violations that have no material adverse impact on the Company);

(c)	the Executive’s willful or reckless act or omission that injures the Company’s reputation or business in any material way or is otherwise demonstrably detrimental to the Company;

(d)	the Executive willfully fails or refuses to follow the legal and clear directives of the Board (unless the following of such directive would be a violation of applicable law);

(e)	the Executive has been dishonest in connection with his employment activities or committed or engaged in an act of theft, embezzlement or fraud; or

(f)	the Executive has materially breached any provision of any agreement to which the Executive is a party with the Company or any fiduciary duty the Executive owes to the Company; provided that the Company provides written notice to Executive of the condition(s) claimed to constitute a material breach of this Agreement or any fiduciary duty and Executive fails to remedy such condition(s) within thirty (30) days of the receiving such written notice thereof.

3.4	Termination without Gross Misconduct. The Company can terminate the Executive’s employment with the Company and the Period of Employment at any time, and for any reason (with or without cause), upon written notice to the Executive.

3.5	Resignation. The Executive can voluntarily resign his employment with the Company and terminate the Period of Employment upon 30 days’ prior written notice to the Company.

3.6	Resignation for Good Reason. The Executive can terminate his employment with the Company and the Period of Employment for Good Reason. “Good Reason” means the occurrence of any of the following by the Company without the Executive’s express written consent: (a) a significant and material diminution in the Executive’s position, responsibilities, reporting responsibilities or title, or a reduction in the Executive’s base salary; (b) a material breach of this Agreement by the Company; or (c) the failure of the stockholders to re-elect the Executive as a member of the Board or the Company’s removal of the Executive as a member of the Board (in each case, other than due to the Executive’s Gross Misconduct, and in each case provided that the Executive is then able and willing to continue to serve on the Board); provided, however, that any such condition or conditions, as applicable, shall not constitute grounds for a termination for Good Reason unless both (x) the Executive provides written notice to the Company of the condition claimed to constitute grounds for Good Reason within sixty (60) days of the initial existence of such condition(s), and (y) the Company fails to remedy such condition(s) within thirty (30) days of receiving such written notice thereof; and provided, further, that in all events the termination of the Executive’s employment with the Company shall not constitute a termination for Good Reason unless such termination occurs not more than one hundred and eighty (180) days following the initial existence of the condition claimed to constitute grounds for Good Reason.

3.7	The Company’s Obligations upon Termination.

3.7.1 Death or Incapacity. If the Executive’s employment by the Company and the Period of Employment are terminated pursuant to Section 3.1 or 3.2, the Company shall have no further obligation to make or provide to the Executive, and the Executive shall have no further right to receive or obtain from the Company, any payments or benefits except for payment to the Executive (or, in the event of the Executive’s death, to his estate) of the Accrued Obligations. “Accrued Obligations” means the following: earned and accrued salary and personal time off through the date of termination of the Executive’s employment with the Company, and reimbursement of any business expenses incurred by the Executive during the Period of Employment that are reimburseable by the Company pursuant to this Agreement, each in accordance with the Company’s policies then in effect and each to the extent not previously paid.

3.7.2 Gross Misconduct or Resignation. If the Executive’s employment by the Company and the Period of Employment are terminated pursuant to Section 3.3 or 3.5, the Company shall have no further obligation to make or provide to the Executive, and the Executive shall have no further right to receive or obtain from the Company, any payments or benefits except for payment to the Executive of the Accrued Obligations.

3.7.3 Termination without Gross Misconduct or for Good Reason. If the Executive’s employment by the Company and the Period of Employment are terminated pursuant to Section 3.4 or 3.6, the Company shall have no further obligation to make or provide to the Executive, and the Executive shall have no further right to receive or obtain from the Company, any payments or benefits except for payment to the Executive of the Accrued Obligations and, subject to Section 3.7.5, the following severance benefits:

The Company will pay the Executive (as severance) continued payment of the Executive’s Base Salary (at the regular rate per payroll period in effect immediately prior to the termination of the Executive’s employment with the Company and paid in accordance with the Company’s regular payroll practices) through and ending with the date that is eighteen (18) months after the date the Executive’s employment with the Company terminated (the date the Executive’s employment with the Company terminates is referred to as the “Severance Date”); provided that the continued Base Salary benefit for the period commencing with the day following the Severance Date and ending with the 60th day following the Severance Date shall not be paid over such 60-day period but shall instead be accumulated and paid on (or within two (2) business days after) such 60th day following the Severance Date.

The Company will pay the Executive an amount equal to the Executive’s target bonus (as determined by the Board in accordance with Section 2.2) for the fiscal year in which the Severance Date occurs, pro-rated through the Severance Date for the portion of the fiscal year the Executive was actually employed by the Company. Such amount is to be paid on (or within two (2) business days after) the 60th day following the Severance Date.

The Company will pay or reimburse the Executive for his premiums charged to continue medical coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), at the same or reasonably equivalent medical coverage for the Executive (and, if applicable, the Executive’s eligible dependents) as in effect immediately prior to the Severance Date, to the extent that the Executive elects such continued coverage; provided that the Company’s obligation to make any payment or reimbursement pursuant to this clause (c) shall commence with continuation coverage for the month following the month in which the Executive’s Severance Date occurs and shall cease with continuation coverage for the eighteenth (18th) month following the month in which the Executive’s Severance Date occurs (or, if earlier, shall cease upon the first to occur of the Executive’s death, the date the Executive becomes eligible for coverage under the health plan of a future employer, or the date the Company ceases to offer group medical coverage to its active executive employees or the Company is otherwise under no obligation to offer COBRA continuation coverage to the Executive). To the extent the Executive elects COBRA coverage, he shall notify the Company in writing of such election prior to such coverage taking effect and complete any other continuation coverage enrollment procedures the Company may then have in place.

Any equity awards (i.e., restricted stock, restricted stock units or options) granted to the Executive by the Company that are outstanding and otherwise unvested immediately prior to the Severance Date shall, on the Severance Date, become fully vested.

If the Executive has moved to Salt Lake City, Utah or another headquarters location of the Company, if different, at the Company’s request, the Company will pay the reasonable and customary expenses to move the Executive’s goods from the Salt Lake City (or another headquarters location of the Company, if different) to a place in the continental United States of the Executive’s choosing and, if the Executive purchased a home in the Salt Lake City area (or another headquarters location of the Company, if different), the Company will reimburse the Executive for all reasonable and customary closing costs for the sale of that home; provided that such relocation or sale occurs within twenty four (24) months following the Severance Date (and provided further that any reimbursement by the Company of such amounts shall occur in the second calendar year following the calendar year in which the Severance Date occurs). The Executive agrees to cooperate with the Company’s reasonable requests in connection with any such relocation and sale (including, for example, in obtaining one or more bids and providing customary documentation to substantiate expenses).

3.7.4 Exclusive Remedy. The Executive agrees that the payments contemplated by this Agreement will constitute the Executive’s sole and exclusive remedy for any termination of the Executive’s employment (other than any right to continued benefit coverage under and to the extent required by COBRA, and except for payment of any vested benefit the Executive may have under a retirement program sponsored or maintained by the Company that is intended to be qualified under Section 401(a) of the Internal Revenue Code (any such benefit to be paid under and in accordance with the terms and conditions of such plan)). The Executive covenants that he will not assert or pursue any other remedies, at law or in equity, with respect to any such termination. The Executive agrees to resign, on the Severance Date, as an officer and director of the Company and any affiliate of the Company, and as a fiduciary of any benefit plan of the Company or any affiliate of the Company, and to promptly execute and provide to the Company any further documentation, as reasonably requested by the Company, to confirm such resignation.

3.7.5 Offsets. All severance amounts due from the Company to the Executive under Section 3.7.3 will be subject to offset or reduction to take into account any of the Executive’s obligations to the Company. As a condition precedent to any Company obligation to the Executive pursuant to Section 3.7.3 (other than payment of the Accrued Obligations), the Executive shall, upon or promptly following the Severance Date (and in all cases within twenty-one (21) days following the Severance Date unless a longer period of time is required under applicable law to obtain an effective general release, in which case such longer period of time shall apply), deliver to the Company a valid, executed general release of the Executive’s claims in a form reasonably satisfactory to the Company, and such general release shall not be revoked by the Executive pursuant to any revocation rights afforded by applicable law.

4. PROTECTIVE COVENANTS.

4.1	Agreement. The Executive is a party to that certain Agreement, dated on or about the Effective Date, with the Company (the “Stockholder Agreement”), and that certain Restricted Stock Unit Award Agreement, dated on or about the Effective Date, with the Company (the “Unit Award Agreement”). Exhibit A to the Stockholder Agreement and Exhibit A to the Unit Award Agreement include certain restrictive covenants. The provisions of Exhibit A to the Stockholder Agreement and Exhibit A to the Unit Award Agreement are incorporated herein by this reference.

4.2	Return of Items. Upon termination of this Agreement, the Executive will promptly deliver to the Company all Company equipment and other materials relating to the Company’s business and in the Executive’s possession or control.

4.3

Litigation/Audit Cooperation. Following the termination of the Executive’s employment for any reason, the Executive will reasonably cooperate with the Company in connection with (a) any internal or governmental investigation or administrative, regulatory, arbitral or judicial proceeding involving the Company with respect to matters as to which the Executive had responsibility or knowledge arising out of the Executive’s employment with, or service as a member of the Board of, the Company (collectively, “Litigation”); or (b) any audit of the financial statements of the Company with respect to the period of time when the Executive was employed by the Company (“Audit”). To the extent (if any) the Company requests such services from the Executive, or the Executive is compelled by a governmental authority to provide services in a matter that does not involve the Executive, the Company will: (i) reimburse the Executive for reasonable travel and other expenses incurred in connection with providing his services under this Section 4.3, and (ii) compensate the Executive for each hour that the Executive provides services pursuant to this Section 4.3 at the rate of $700 per hour. With respect to any month during which the Executive provides services pursuant to this Section 4.3, the Executive will submit a written invoice to the Company that details the amount of time and a description of the services rendered and expenses incurred during such month. The

Executive will submit such invoice to the Company not later than fifteen (15) days after the end of such month, and the Company will pay any such invoice within fifteen (15) days after its receipt of such invoice from the Executive.

4.4	Understanding of Covenants. The Executive acknowledges that, in the course of his employment with the Company and/or its affiliates and their predecessors, he has become familiar with the Company’s and its affiliates’ and their predecessors’ trade secrets and with other confidential and proprietary information concerning the Company, its affiliates and their respective predecessors and that his services have been and will be of special, unique and extraordinary value to the Company and its affiliates. The Executive agrees that the foregoing covenants set forth (or referred to, as the case may be) in this Section 4.4 (together, the “Restrictive Covenants”) are reasonable and necessary to protect the Company’s and its affiliates’ trade secrets and other confidential and proprietary information, good will, stable workforce, and customer relations.

Without limiting the generality of the Executive’s agreement in the preceding paragraph, the Executive (i) represents that he is familiar with and has carefully considered the Restrictive Covenants, (ii) represents that he is fully aware of his obligations hereunder, (iii) agrees to the reasonableness of the length of time, scope and geographic coverage, as applicable, of the Restrictive Covenants, (iv) agrees that the Company and its affiliates currently conduct business throughout North America, and (v) agrees that the Restrictive Covenants will continue in effect for the applicable periods contemplated by the Restrictive Covenants regardless of whether the Executive is then entitled to receive severance pay or benefits from the Company. The Executive understands that the Restrictive Covenants may limit his ability to earn a livelihood in a business similar to the business of the Company and any of its affiliates, but he nevertheless believes that he has received and will receive sufficient consideration and other benefits as an employee of the Company and as otherwise provided hereunder or as described in the recitals hereto to clearly justify such restrictions which, in any event (given his education, skills and ability), the Executive does not believe would prevent him from otherwise earning a living. The Executive agrees that the Restrictive Covenants do not confer a benefit upon the Company disproportionate to the detriment of the Executive.

4.5

Enforcement. The Executive agrees that the Executive’s services are unique and that he has access to confidential information of the Company and its affiliates. Accordingly, without limiting the generality of Section 5.4, the Executive agrees that a breach by the Executive of any of the Restrictive Covenants may cause immediate and irreparable harm to the Company that would be difficult or impossible to measure, and that damages to the Company for any such injury would therefore be an inadequate remedy for any such breach. Therefore, the Executive agrees that in the event of any breach or threatened breach of any Restrictive Covenant, the Company shall be entitled, in addition to and without limitation upon all other remedies the Company may have under this Agreement or otherwise, at law or otherwise, to obtain specific performance, injunctive relief and/or other appropriate relief (without posting any bond or deposit) in order to enforce or prevent any violations of the Restrictive Covenants, or require the Executive to account for and pay over to the Company all compensation, profits, moneys, accruals, increments or other benefits derived from or received as a result of any transactions constituting a breach of the Restrictive Covenants, if and when final judgment of a court of competent jurisdiction is so entered against the Executive.

5. MISCELLANEOUS

5.1	Indemnification; Insurance. The Company will prepare a form of indemnification agreement to be offered to all of its Board members and officers of the Company in office when such form is finalized. Such agreement will include provisions regarding the advancement of certain expenses. When the Company finalizes such form of agreement, it will offer such an agreement to the Executive using the same form as offered to other Board members and officers of the Company. During the Period of Employment and commencing when the Company acquired directors and officers liability insurance, the Executive shall be covered by such insurance on the same terms and conditions as generally applicable to all Board members and officers of the Company.

5.2	No Assignment by the Executive. This Agreement is personal to the Executive and will not be assignable by the Executive.

5.3	Legal Counsel; Mutual Drafting. Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice. Each party has cooperated in the drafting, negotiation and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language. The Executive agrees and acknowledges that he has read and understands this Agreement, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Agreement and has had ample opportunity to do so.

5.4	Arbitration.

5.4.1 Scope. Subject to Section 4.5 and any similar provision of the Stockholder Agreement and the Unit Award Agreement, any controversy or claim arising out of or relating to (a) the Executive’s employment with the Company, (b) the termination of that employment, (c) this Agreement, (d) the Stockholder Agreement, (e) the Unit Award Agreement, (f) the interpretation or enforcement of this Agreement, the Stockholder Agreement or the Unit Award Agreement, (g) any alleged breach, default, or misrepresentation in connection with this Agreement, the Stockholder Agreement or the Unit Award Agreement, or (h) any other dispute or claim between the Executive and the Company, whether arising in contract, tort, common law or statute, or because of an alleged breach, default, or misrepresentation in connection with any of the provisions of any such agreement, including (without limitation) any state or federal statutory claims, shall be submitted to arbitration in Salt Lake City, Utah, before a sole arbitrator selected from Judicial Arbitration and Mediation Services, Inc. or its successor (“JAMS”), or if JAMS is no longer able to supply the arbitrator, such arbitrator shall be selected from the American Arbitration Association; provided, however, that provisional injunctive relief may, but need not, be sought in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the arbitrator. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures. Judgment on the award may be entered in any court having jurisdiction. This arbitration provision covers all disputes or claims that the Executive may have against the Company and any affiliated party, and also covers any claims that the Company may have against the Executive. The parties agree that the arbitrator will not impose punitive damages or any similar penalty and hereby waive any right to make a claim for any such damages. The parties acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with any of the matters referenced in the first sentence of this paragraph.

5.4.2 Arbitrator’s Authority. The arbitrator will have exclusive authority to (a) resolve any dispute as to whether any claim or matter is subject to this Section 5.4; (b) supervise discovery; (c) rule on pre-hearing disputes; (d) rule on motions, including motions for summary adjudication; (e) conduct hearings, and (f) make a final decision on the claim or matter being arbitrated. Remedies, substantive law and statutes of limitations will be the same as they would be in a court. The arbitrator will render a final decision in writing, together with a summary statement of the conclusions upon which the decision is based.

5.4.3 Costs. The Company will pay the forum costs of the arbitration itself (including arbitration fees and the fees and expenses of the arbitrator and court reporters). Each party will pay the costs of presenting its case, including the fees and expenses of its counsel, unless an applicable statute requires otherwise. Unless otherwise required or limited by statute, the arbitrator shall have the discretion to award the party prevailing in the arbitration, in addition to all other relief, reasonable attorneys’ fees and expenses relating to the arbitration (other than the forum costs referred to in the first sentence of this paragraph).

5.5	Binding on Successors. This Agreement will inure to the benefit of and be binding upon the Company and its successors and assigns. Any such successor or assignee will be deemed substituted for the Company under the terms of this Agreement for all purposes. As used in this Agreement, “successor” and “assignee” will include any person or business entity that at any time, whether by purchase, merger or otherwise, directly or indirectly acquires the equity of the Company or to which the Company assigns this Agreement by operation of law or otherwise.

5.6	Amendments. This Agreement cannot be amended or modified other than by a written agreement executed by the Executive and by an officer of the Company (other than the Executive) authorized by the Board (or a committee thereof) to execute such amendment or modification on the Company’s behalf.

5.7

Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If any provision of this Agreement or its application is held by a court of competent jurisdiction to be invalid or unenforceable, the invalidity or unenforceability will not affect the other provisions or applications of this Agreement that can be given effect without the invalid or unenforceable provisions or applications. To this end, the provisions of this Agreement are declared severable. Furthermore, in lieu of such invalid or unenforceable provision there will be added automatically as a part of this Agreement, a legal, valid and enforceable provision as similar in terms to such invalid or unenforceable provision as may be possible. Notwithstanding the foregoing, if such provision could be more narrowly drawn (as to geographic scope, period of duration or otherwise) so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

5.8	Waiver of Breach. No waiver of any breach of any provision of this Agreement will be construed to be, or will be, a waiver of any other breach of this Agreement. No waiver will be binding unless in writing and signed by the party waiving the breach.

5.9	Notices. Either party can change its address for notice purposes by giving written notice to the other party. Any notice or other communication required or permitted to be given under this Agreement will be in writing and will be sent by (a) facsimile transmission with confirmation of transmission; (b) nationally-recognized courier service; (c) certified mail, return receipt requested, postage prepaid, and will be addressed to the parties at the following facsimile numbers or mailing addresses:

If to the Company:

The Board of Directors of Sportsman’s Warehouse, Inc.

7035 South High Tech Drive

Midvale, Utah 84047

with a copy to:

SEP SWH Holdings, L.P.

Attention: Chris Eastland

4640 Admiralty Way, Suite 1200

Marina Del Rey, CA 90292

Fax: 213-624-0691

Chris@sepfunds.com

If to the Executive, to the Executive at his last address reflected in the Company’s records.

Any notice or other communication will be deemed to be given, as applicable, (a) on the date of delivery by facsimile; (b) on the third day after the date of deposit in the United States mail; or (c) the date of delivery by nationally-recognized courier service.

5.10

Entire Agreement. This Agreement constitutes and contains the entire agreement and final understanding between the parties concerning the Executive’s employment with the Company and the related subject matters addressed in this Agreement. It supersedes and replaces all prior negotiations and all agreements, written or oral, concerning the Executive’s employment by the Company and such other subject matters. Any prior negotiations, correspondence, agreements, proposals or understandings relating to any such matter shall be deemed to have been merged into this Agreement, and to the extent inconsistent herewith, such negotiations, correspondence, agreements, proposals, or understandings shall be deemed to be of no force or effect. There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as expressly set forth herein. The Stockholder Agreement and the Unit Award Agreement are each outside the scope of the foregoing integration provision and each of them continues in effect in accordance with its terms.

5.11	Governing Law. Utah law (without regard to conflict-of-laws principles of the laws of the State of Utah or any other jurisdiction) will govern this Agreement and its interpretation and enforcement.

5.12	Withholding. The Company may withhold from any payments due the Executive under this Agreement the amounts required by applicable tax or other laws.

5.13	Section 409A.

(a) It is intended that any amounts payable under this Agreement will comply with and avoid the imputation of any tax, penalty or interest under Section 409A of the Internal Revenue Code of 1986, as amended (including the Treasury Regulations and other published guidance related thereto) (“Section 409A”). This Agreement will be construed and interpreted consistent with that intent.

(b) To the extent that any reimbursement pursuant to this Agreement is taxable to the Executive, the Executive will provide the Company with documentation of the related expenses promptly so as to facilitate the timing of the reimbursement payment contemplated by this paragraph, and any reimbursement payment due to the Executive pursuant to such provision will be paid to the Executive on or before the last day of the Executive’s taxable year following the taxable year in which the related expense was incurred. Such reimbursement obligations pursuant to this Agreement are not subject to liquidation or exchange for another benefit and the amount of such benefits that the Executive receives in one taxable year will not affect the amount of such benefits that the Executive receives in any other taxable year.

(c) For purposes of this Agreement, a termination of employment will mean a separation from service as defined in Treasury Regulations Section 1.409A-1(h) without regard to any optional alternative definitions available under that section.

(d) If Executive is a “specified employee” within the meaning of Section 409A as of the date of the Executive’s “separation from service” (as defined under Section 409A), Executive shall not be entitled to any payment or benefit pursuant to this Agreement until the earlier of (i) the date which is six (6) months after Executive’s separation from service for any reason other than death, or (ii) the date of the death. The provisions of this paragraph shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Code Section 409A. Any amounts otherwise payable to Executive upon or in the six (6) month period following Executive’s separation from service that are not so paid by reason of this paragraph shall be paid (without interest) as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after Executive’s separation from service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of Executive’s death).

(d) None of the Company, its affiliates or any of their respective officers, directors, employees, owners or shareholders shall be held liable for any taxes, interest, penalties or other amounts owed by Executive as a result of the compensation and benefits contemplated by this Agreement (including, without limitation, by application of Section 409A), subject to the Company’s withholding right pursuant to Section 5.12.

5.14	Number and Gender; Examples. Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates.

5.15	Section Headings. The section headings of, and titles of paragraphs and subparagraphs contained in, this Agreement are for the purpose of convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation thereof.

5.16	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

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The parties have executed this Agreement as of the Effective Date.

/s/ John V. Schaefer
John V. Schaefer

Sportsman’s Warehouse Holdings, Inc.

By:	/s/ Kevan Talbot

Its:	CFO